Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
April 27, 2004	Amy Finan
6:00 am EDT	Senior Director, Corporate
Communications & Industry Relations
240.864.2640 or 240.413.3300

ENTREMED REPORTS FIRST QUARTER 2004 RESULTS

     Rockville, MD – April 27, 2004 – EntreMed, Inc. (NASDAQ: ENMD), a clinical-stage biopharmaceutical company developing therapeutics primarily for the treatment of cancer, today reported results for the three months ended March 31, 2004.

     Revenues for the first quarter 2004 were approximately $98,000 versus $514,000 for the comparable period a year ago. The Company reported a net loss for the first quarter of approximately ($5.0 million), or ($0.14) per share, compared with a net loss of ($3.7 million), or ($0.16) per share, for the same period last year. As of March 31, 2004, the Company had cash and short-term investments of approximately $30.7 million.

     EntreMed President and Chief Operating Officer Neil Campbell commented, “We continue to manage our financial resources prudently.”

     EntreMed will hold a conference call today at 11:00 am EDT to present its first quarter 2004 financial results. A live webcast of the conference call will be available online at www.entremed.com; please log onto EntreMed’s website at least ten minutes prior to the start of the event and follow the instructions.

About EntreMed
EntreMed, Inc. (NASDAQ: ENMD) is a clinical-stage biopharmaceutical company developing therapeutic candidates primarily for the treatment of cancer. Panzem®, the Company’s lead drug candidate, is currently in clinical trials for cancer, as well as preclinical development for indications outside of oncology. EntreMed’s research and development programs are designed to identify new chemical entities by understanding the interrelationships of cell cycle regulation, inflammation, coagulation and angiogenesis — processes vital to the treatment of multiple diseases, including cancer. These programs have led to the identification of new therapeutic targets such as inhibition of the tissue factor pathway and the proteinase-activated receptor-2 (PAR-2). Based on these targets, EntreMed scientists are designing additional drug candidates for in-house development or partnering opportunities. For further information, visit the Company’s website at www.entremed.com.

Forward Looking Statements
This release contains, and other statements that EntreMed may make may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are typically identified by words or phrases such as “believe,” “feel,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “target,” “assume,” “goal,” “objective,” “plan,” “remain,” “seek,” “trend,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and EntreMed assumes no duty to update forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in EntreMed’s Securities and Exchange Commission filings under “Risk Factors,” including risks relating to EntreMed’s need for additional capital and the uncertainty of additional funding, the early stage of products under development; uncertainties relating to clinical trials; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

-more-

(Financial Table Attached)

ENTREMED, INC.

SUMMARY OF OPERATING RESULTS

Three Months Ended
March 31,

	2004	2003
Total revenues	$97,967	$513,547
Research and development	$3,056,970	$2,630,606
General and administrative	$2,092,939	$1,627,204
Net Income/(Loss)	$(4,967,348)	$(3,690,616)
Net loss per share attributable to common shareholders (basic and diluted)	$(0.14)	$(0.16)
Weighted average number of shares outstanding (basic and diluted)	36,973,012	24,405,812
Cash and Short-term Investments	$30,698,790	$14,966,496

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